Exhibit 10.1

AERWINS Technologies Inc.

691 Mill Street Unit

204 Los Angeles, CA

90021

LETTER OF INTENT

PRIVATE AND CONFIDENTIAL

December 15, 2023

Gary Burdorf, President & CEO

Helicopter Technology Company

12902 South Broadway

Los Angeles, CA 90061

Re: Single Seat Optionally Manned Air Vehicle Development Project

Dear Mr. Burdorf:

This letter of intent sets forth the principal terms of a proposed transaction between AERWINS Technologies, Inc. (“Aerwins”) and Helicopter Technology Company (“Helicopter Technology”) regarding the design, development, manufacturing, sales, and marketing of a single- seat optionally manned air vehicle (the “Air Vehicle”) and other related matters described in this letter of intent (collectively, the “Project”). The Company and Helicopter Technology are collectively referred to as the “Parties” and individually as a “Party”. The planned start date of this development project is on or before February 1, 2024

l. Project Terms.

a.	Formation of Joint Venture Entity. The Parties will form a limited liability company or such other type of legal entity as mutually agreed on by the Parties (the “Operating Company”) pursuant to a definitive operating agreement (the “Operating Agreement”) to be negotiated in good faith, agreed upon and executed by Aerwins and Helicopter Technology. The Operating Company will carry out the business contemplated by the Project.

b.	Ownership of the Operating Company.

1.	Helicopter Technology or its designees will be issued a membership interest in the Operating Company equal to 30% of the Operating Company’s member interests (the “Membership Interests”), subject to vesting terms to be provided for in the Operating Agreement.

ii.	Aerwins agrees will retain ownership of the remaining 70% of the Membership Interests.

Helicopter Technology Company

December 15, 2023

c.	Contributions by Helicopter Technology. The Operating Company will enter into a product development agreement (the “Development Services Agreement”) with Helicopter Technology whereby Helicopter Technology will perform the following services on behalf of the Operating Company (the “Development Service”):

i.	Design, build, assemble, and test the Air Vehicle for sale at a target list price to be determined by the Operating Company with the ultimate design and specifications for the Air Vehicle to be determined by the Operating Company. The Air Vehicle is initially planned to be a vehicle built to meet the requirements of the FAA Powered Ultra-Light Category;

ii.	Determine regulatory approvals, if any, required for the use of the Air Vehicle and obtain such approvals;

iii.	Provide all labor and materials required to perform the Development Services and

iv.	Enter into a manufacturing supply agreement on terms and conditions mutually agreed upon by the Parties. Helicopter Technology intends to finance the working capital required to build these Air Vehicles, including all specialized equipment. HTC will need to secure a loan to fund initial detail parts investment to start rate production. HTC will look to Aerwins for assistance in securing the funding.

v.	Helicopter Technology Compensation. Helicopter Technology and its executive officers will be entitled to the following compensation:

1.	An amount equal to the costs of providing the services plus 15% with such amount paid within 15 days after the end of each month during the term of the Development Services Agreement; and

2.	Equity compensation in Aerwins in amounts that are no less favorable than the comparable compensation of Aerwins executive management.

d.	Contributions by the Company. The Operating Company will enter into a marketing and support agreement with Aerwins (the “Support Services Agreement”) whereby Aerwins will perform the following services on behalf of the Operating Company (the “Support Services”):

i.	Engineering oversight, accounting, marketing, sales, advertising, development of a dealer distribution network, online marketplace, and other distribution channels, and financial management, budgeting, accounting, legal, and other administrative services as may be required by the Operating Company in providing the Support Services. These services and costs shall be agreed upon by the Parties and deployed as required.

ii.	Aerwms Compensation. Aerwins will be entitled to the following compensation:

1.	An amount equal to the costs of providing the Support Services plus 15% with such amount paid within 15 days after the end of each during the term of the Support Services Agreement, these will be accrued and paid to Aerwins once there is sufficient cash flow from the Operating Company.

Helicopter Technology Company

December 15, 2023

e.	Financial Contributions by Aerwins. Aerwins will provide working capital sufficient to pay for the Development Services and the Support Services for a period of 12 months up to a maximum of $[1.7 million]:

f.	The Operating Agreement. As soon as reasonably practicable after the execution of this letter of intent by the Parties, the Parties shall use their best efforts to negotiate and enter into the Operating Agreement within 45 days following the execution of this letter of intent. The Operating Agreement shall include the terms summarized in this letter of intent and such other representations, warranties, conditions, covenants, holdbacks, indemnities, and other terms as are customary for transactions of this nature and not inconsistent with this letter of intent, including that Helicopter Technology will not compete with the Company.

2. Conditions. The Parties’ obligation to enter into the Operating Agreement would be subject to customary conditions, including (a) the Board of Directors of Aerwins approving the Project and the Operating Agreement and (b) the execution by the Parties of the Operating Agreement and other agreements contemplated by this letter of intent.

3. Termination. This letter of intent will terminate and be of no further force and effect upon the earlier of (a) execution of the Operating Agreement by the Parties, (b) mutual agreement of Aerwins and Helicopter Technology, (c) or 45 days from the date this letter of intent is signed; provided, however, that Sections 5 through 8 shall survive the termination of this letter of intent.

4. Governing Law. This letter of intent shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

5. Confidentiality. The Parties agree that their discussions, the terms discussed for this letter of intent, and any other exchanged confidential information shall be strictly confidential and not disclosed to any other Parties at any time.

6. No Third-Party Beneficiaries. Nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns any rights or remedies under or by reason of this letter of intent.

Helicopter Technology Company

December 15, 2023

7. Expenses. Each Party shall bear its own costs and expenses in connection with this letter of intent, the terms hereof, and the transactions contemplated hereby. It shall indemnify and hold the other harmless from and against any claim, demand, or order to the contrary.

8. Material Non-Public Information Warning. Please be advised that the Project may constitute material, non-public information concerning Aerwins. Consequently, Aerwins reminds Helicopter Technology that securities laws prohibit any person who is aware of this information from purchasing or selling securities of Aerwins or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to buy or sell such securities of Aerwins in reliance upon such information.

9. Binding Agreement. This letter of intent 1s a legally binding commitment and obligation of the Parties.

10. Miscellaneous. This letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement. The headings of the various sections of this letter of intent have been inserted for reference only and shall not be deemed to be a part of this letter of intent. Except as otherwise indicated, section references herein refer to sections of this letter of intent. This letter of intent may be amended or modified only by a writing executed by all Parties. Each of the Parties hereto represents and warrants that it has full power and authority to enter into this agreement and perform its obligations hereunder. Each individual executing this agreement on behalf of a party represents and warrants that he or she has full power and authority to bind such party to the terms and conditions of this agreement.

If you are in agreement with the terms set forth above, please sign this letter of intent in the space provided below and return an executed copy to Aerwins.

Sincerely,

AERWINS Technologies, Inc.

By:	/s/ Kiran Sidhu
Kiran Sidhu, Executive Chairman

Agreed to and accepted this 15th day of December, 2023:

Helicopter Technology, Inc.

By:	/s/ Gary Burdorf
Name:	Gary Burdord, President and CEO